Code of Ethics

The Code of Ethics is based on the principle that Access Persons (defined below) of SCM owe a fiduciary duty to SCM’s clients. This duty includes the obligation to conduct their personal securities transactions in a manner that does not interfere with the transactions of any client or otherwise to take unfair advantage of their relationship with clients. In recognition of this duty, SCM hereby adopts the following general principles to guide the actions of the Access Persons:

•	Access Persons have the duty at all times to place the interests of clients first.

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Access Persons have the duty to conduct all personal securities transactions in a manner consistent with these procedures and in such a manner to avoid any actual or potential conflict or abuse of a position of trust and responsibility.

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Access Persons must refrain from actions or activities that allow a person to profit or benefit from his or her position with respect to a client, or that otherwise brings into question the Access Person’s independence or judgment.

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Each Access Person shall have and maintain knowledge of and shall comply with all applicable Federal and State laws and all rules and regulations of any governmental agency or self-regulatory organization governing his/her actions as an Access Person. An access person is defined as all employees or those with similar status of SCM.

•	Each Access Person must acknowledge the Code of Ethics and any amendments to the Code of Ethics.

Personal Securities Transactions

Purpose

The following procedures are designed to assist the Compliance Officer in detecting and preventing abusive sales practices such as “scalping” or “front running” and to highlight potentially abusive “soft dollar” or brokerage arrangements.

SCM will require an initial holding report of Access Persons no later than 10 days after becoming an Access Person. In addition, an annual holdings report of Access Persons will be maintained. The reports will state the name of the Broker-Dealer and/or bank with whom the account was established. The annual report must state number of shares and principal amount of all securities owned by the employee and any account maintained with a Broker-Dealer and/or bank.

SCM will require personal securities transactions reports of employees including all brokerage transactions. These will be required to be sent directly from the broker dealer where the account is held to the compliance department. The employee will also be required to certify these transactions at least quarterly. In addition, pre- clearance is required on personal securities transactions including but not limited to Mutual Funds managed by SCM, Exchange Traded Funds, Initial Public Offerings and Private Placements.

Discretionary Accounts

With respect to discretionary accounts (those in which the employee does not have the power or discretion to direct the purchase or sale of a Reportable Security), all employees must:

•	Report the accounts on the Initial and Annual Holdings Report. Request approval to open any new discretionary accounts from the CCO.

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Complete an annual certification within Orion attesting that the employee or employee’s family member has had no discretion regarding any transaction made in the account and that the trustee or broker has made all investment decisions without informing the employee or employee’s family member as to the transaction until after the transaction has been affected.

•	As the Outsourced CCO’s accounts are managed, the Outsourced CCO will also complete the annual discretionary account certification.

Exceptions

Exceptions to the record keeping requirements are as follows:

•	Transactions effected in any account over which neither SCM nor its employees have any direct or indirect influence or control such as accounts held in a blind trust in; and,

•	Transactions that are direct obligations of the United States government.

Other Considerations

Notification of Reporting Obligation Annual Certification

SCM will notify all employees about their duty to inform the Chief Compliance Officer when they are establishing a brokerage account so that SCM may request duplicate confirmations and statements. Once informed of the duty an employee has a continuing obligation to provide such information to SCM in a timely manner. Information compiled in SCM files is available for SEC inspection or other regulatory authorities at any time. Annually, SCM will prepare a written report for any Mutual Funds Board(s) that:

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Describes any issues that have arisen under this Code of Ethics or its procedures since the latest report, including information about material Code of Ethics or procedure violations and sanctions imposed in response to those violations; and

•	Certifies to the Boards that the adopted Code of Ethics and its procedures provide reasonably necessary measures to prevent investment personnel from violating the Code and applicable procedures.

Review

•	Periodic Review. The Chief Compliance Officer or a designee shall review and compare all reported transactions in Securities with:

•	the transactions of the Access Person indicated on his or her confirmations and account statements; and the transactions of SCM’s clients.

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Suspected Violations. If the Chief Compliance Officer suspects that an Access Person has violated these Procedures, he or she shall investigate the alleged violation, and, as a part of that investigation, allow the Access Person an opportunity to explain why the violation occurred or did not occur.

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Violation Report. If the Chief Compliance Officer concludes that an Access Person has violated these Procedures, he or she shall submit a report of such violation, his or her investigation of such violation, and his or her recommendation on what steps should be taken to address such violation, including recommending sanctions against the violator.

Training

At least annually, the Chief Compliance Officer shall conduct a training seminar reviewing the requirements of the Procedures and the required duties of the Access Persons.

Insider Trading

The Firm’s policy prohibits any representative from acting upon, misusing or disclosing any material non- public information, known as inside information. Any instances or questions regarding possible inside information must be immediately brought to the attention of the Compliance Officer, designated officer or senior management, and any violations of the Firm’s policy will result in disciplinary action and/or termination.

SCM’s Insider Trading Procedures are designed to prevent the misuse of material, nonpublic information by SCM and its officers, directors and employees.

SCM has adopted various procedures to implement the firm’s insider trading policy and reviews to monitor and insure the firm’s policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

•	The Insider Trading Policy is distributed to all access persons, and new access persons upon hire, and requires a written acknowledgement by each access persons,

•	All access person’s must disclose personal securities accounts and report at least quarterly any reportable transactions in their access persons and access persons-related personal accounts,

•	All access person’s must report to the Compliance Officer or a designated person all business, financial or personal relationships that may result in access to material, non-public information,

•	The Compliance Officer or a designated officer reviews all personal investment activity for access persons and access persons-related accounts,

•	The Compliance Officer or a designated officer provides guidance to access persons on any possible insider trading situation or question,

•	The Firm’s Insider Trading Policy is reviewed and evaluated on a periodic basis and updated as may be appropriate, and

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The Compliance Officer or a designated officer prepares a written report to management and/or legal counsel of any possible violation of the Firm’s Insider Trading Policy for implementing corrective and/or disciplinary action.

An employee of SCM will contact the Chief Compliance Officer if he or she becomes aware of an actual or potential insider trading violation or violation of the Policies and Procedures.

Certification

Every employee shall certify on an annual basis that he or she has:

•	complied with these Procedures; and

•	has read and understands these Procedures

Outside Business Activities

An employee must notify SCM if they wish to be engaged in an outside business. An employee of SCM will be engaged in an outside business activity if he or she:

•	serves as general partner, officer or employee of any business organization;

•	receives compensation in any form from a business organization; or

•	serves as a director of any business organization.

Review Procedures

The Chief Compliance Officer will review the information supplied by each employee engaging in an outside business activity and independently verify that the information is correct, including the nature and the extent of the outside business activities and the employee’s outside sources of income.

Legal or Regulatory Proceedings

Any employee shall immediately notify the Chief Compliance Officer if he or she becomes the subject of a securities- related action involving:

•	an investigation or governmental proceeding;

•	any refusal of registration or injunction, censure, fine or other disciplinary action imposed by a regulatory body;

•	any litigation or arbitration;

•	any bankruptcy proceedings;

•	any civil litigation; or

•	any arrest, summons, subpoena, indictment or conviction for a criminal offense.

When giving notice of a legal or regulatory proceeding, the Adviser Representative shall provide, at a minimum, the following information:

•	Parties involved;

•	Court or arbitration forum; and

•	Nature of the proceeding.

Business Communication Standards

Employees using SCM’s electronic communication systems must follow appropriate business communication standards. Employees may not send or receive communications that are inappropriate, obscene, discriminatory, threatening or otherwise offensive.

Gift and Entertainment Policy

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Gifts. “Gifts” are items of value that a third-party provides to an employee of SCM (or SCM to them) where there is no business communication involved in the enjoyment of the gift. Examples include: flowers sent on special occasions, fruits and candies sent to an employee during the holidays, and tickets to a sporting event for an employee and a family member.

•	Entertainment. “Entertainment” is where the giver of the item of value participates with the recipient in the enjoyment of the item.

•	Entertainment is appropriate only when it is used to foster and promote business relationships for the firm.

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An employee must obtain prior permission from his or her supervisor to provide a gift or entertainment that exceeds $500 in value. However, no gifts or entertainment of any value will be allowed to be given or received as it relates to parties associated with mutual funds that SCM manages.

•	Employees may not solicit any gift or entertainment.

•	An employee may not accept cash or a gift certificate.

•	Excessive gift giving or entertainment activity is prohibited.

•	An employee may not accept any gift or entertainment that might influence his or her investment decision or that might make the employee feel obligated to any person or firm.

•	Reporting. Employees of SCM shall report any gift or entertainment that exceeds $300 in value to his or her supervisor.

Political Contributions

Shapiro Capital’s policies on campaign contributions and solicitations are designed to ensure that Shapiro Capital complies with applicable restrictions and limits on political contributions and gifts made by employees to any officeholders, candidates for office, and political action committees throughout the world.

In connection with the foregoing principles, Shapiro Capital does not permit any Access Persons to make Contributions to Public Pension Fund Officials.

Shapiro Capital Access Persons engaged in personal political activity (e.g., election campaign work, solicitation of contributions), that are not prohibited by this Code of Ethics, must not attribute such activity to Shapiro Capital.

Shapiro Capital’s name, facilities, property and resources (including e-mails) may not be used in connection with any political activities. Contributions over $250.00 to any political organization or candidate must be disclosed to, and approved by, the Compliance Officer in order to verify that there are no conflicts of interest.

New Access Persons of Shapiro Capital will be required to disclose to the Compliance Officer contributions over to any political organization made by such Access Persons within two years prior to joining Shapiro Capital or such longer period of time as may be determined by the Compliance Officer.

Whistleblower Policy

Central to our firm’s compliance culture is an ingrained commitment to fiduciary principles. The policies and procedures set forth our Compliance Manual, and their consistent implementation by all supervised persons of SCM evidence the Firm’s unwavering intent to place the interests of clients ahead of self-interest for SCM, our management and staff.

Every employee has a responsibility for knowing and following the firm’s policies and procedures. Every person in a supervisory role is also responsible for those individuals under his/her supervision. The Firm’s CCO has overall supervisory responsibility for the firm. Recognizing our shared commitment to our clients, all employees are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, and one another. Improper conduct on the part of any employee puts the Firm and company personnel at risk. Therefore, while managers and senior management ultimately have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all employees are not only expected to, but are required to report their concerns about potentially illegal conduct as well as violations of our company’s policies.

Reporting Potential Misconduct

To ensure consistent implementation of such practices, it is imperative that supervised persons have the opportunity to report any concerns or suspicions of improper activity at the Firm (whether by a supervised person or other party) confidentially and without retaliation. SCM’s Whistleblower Policy covers the treatment of all concerns relating to suspected illegal activity or potential misconduct. Supervised persons may report potential misconduct by submitting a ‘Report a Violation’ form available on the main web portal of this program. By default, the report will be submitted anonymously unless the individual unchecks the box that indicates the sender wishes to remain anonymous.

Supervised persons may report suspected improper activity by the CCO to the Firm’s other senior management.

Responsibility of the Whistleblower

A person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of this Manual or the Firm’s Code of Ethics. A malicious allegation known to be false is considered a serious offense and will be subject to disciplinary action that may include termination of employment.

Handling of Reported Improper Activity

The Firm will take seriously any report regarding a potential violation of Firm policy or other improper or illegal activity, and recognizes the importance of keeping the identity of the reporting person from being widely known. Supervised persons are to be assured that the Firm will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.

In order to protect the confidentiality of the individual submitting such a report and to enable SCM to conduct a comprehensive investigation of reported misconduct, supervised persons should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.

No Retaliation Policy

It is the Firm’s policy that no supervised person who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. A supervised person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. A supervised person who believes s/he has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO or to the Firm’s other senior management in the event the concern pertains to the CCO.

Books and Records

[Investment Advisers Act of 1940 Rule 204-2(a)(13), 204A-1, 204A-1(a)(5), 204A-1(b) and 204A-1(c)]

SCM will maintain in its Employees Procedures books and records the following records related to each Access Person’s personal securities trades:

A record of every transaction in a security in which the Access Person has, or by reason of the transaction acquires, any direct or indirect beneficial ownership, except:

•	transactions effected in any account over which neither the Access Person has any direct or indirect influence or control; and

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transactions in securities that are: direct obligations of the Government of the United States; bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements, or shares issued by registered open-end investment companies.

•	The records required by this section must state:

•	the title and amount of the security involved;

•	the date and nature of the transaction (i.e., purchase, sale or other acquisition or disposition); and

•	the price at which it was effected; and the name of the broker, dealer, or bank with or through whom the transaction was effected.

•	A transaction must be recorded no later than 30 days after the end of the calendar quarter in which the transaction was effected.

•	SCM may satisfy any of the recordkeeping requirements if:

•	SCM receives a broker trade confirmation or account statement in the time period stated above;

•	the broker trade confirmation, account statement or other records of the investment adviser contains allthe information required by this section;

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SCM keeps the broker trade confirmation, account statement, and other records containing the information required by this section electronically; or all broker trade confirmations and account statements that are printed on paper and kept under this section are organized in a manner that allows easy access to and retrieval of any particular confirmation or statement (Rule 204-2(a)(12)).